Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms F-3 (File No. 333-213240, 333-248197 and 333-251509) and Forms S-8 (File No. 333-205821 and 333-203387) of our report dated December 23, 2022 (except for Note 3, as to which the date is January 17, 2023), with respect to our audits of the consolidated financial statements of Tantech Holdings Ltd and subsidiaries, which appears in this Annual Report on Form 20-F/A for the years ended December 31, 2021, 2020 and 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

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/s/ YCM CPA, Inc.

Irvine, California

January 17, 2023